                                                                    EXHIBIT 99.2


                                                               November 15, 1999
                                                                Denver, Colorado



                              FOR IMMEDIATE RELEASE
                              ---------------------

                        PRIMA ENERGY CORPORATION REPORTS
                   THIRD QUARTER RESULTS AND UPDATES ACTIVITY

FINANCIAL HIGHLIGHTS

         Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its results for the quarter and nine months ended September 30, 1999. For the quarter ended September 30, 1999, Prima reported net income of $2,389,000, a 91% increase when compared to the $1,250,000 of net income reported for the third quarter of 1998. Earnings per share were $.41 per diluted share for the quarter ended September 30, 1999 compared to $.21 for the prior years quarter. Revenues totaled $8,175,000 for the 1999 quarter compared to $5,977,000 for the 1998 quarter. Operating cash flow (defined as net income plus non-cash charges for depreciation, depletion and amortization and deferred income taxes) totaled $4,743,000 for the third quarter of 1999, a 51% increase when compared to $3,131,000 for the third quarter of 1998.

         The increases in revenues, earnings and cash flows were primarily attributable to higher product prices, increased production, and increased oilfield service revenues. The Company's average oil prices were $19.88 and $12.47 per barrel for the quarters ended September 30, 1999 and 1998, respectively, an increase of 59%. The average natural gas prices were $2.29 and $1.91 per Mcf for the same periods, an increase of 20%. The Company's net natural gas production was 1,755,000 Mcf and 1,662,000 Mcf for the third quarters of 1999 and 1998. Its net oil production was 75,000 barrels compared to 69,000 barrels for the same periods. Prima's net daily production for the third quarter of 1999 increased 6% to 23,978 Mcfe per day compared to 22,533 Mcfe per day in the comparable period of 1998. As previously announced, Prima sold its interests in the wells in the Bonny Field effective January 1, 1999. After giving effect to this sale, average daily production increased 11% for the quarter.

         Oilfield service revenues were $1,271,000 for the quarter ended September 30, 1999 compared to $910,000 for the comparable quarter of 1998, an increase of $361,000, or 40%. This increase is primarily attributable to the Company's formation of a new oilfield service company subsidiary, Action Energy Services, which was formed to provide services in the Powder River Basin area of Wyoming.

         For the nine months ended September 30, 1999, Prima reported net income of $5,680,000, or $.98 per diluted share, on revenues of $20,810,000, compared to net income of $6,858,000, or $1.16 per diluted share, on revenues of $23,592,000 for the nine months ended September 30, 1998. Operating cash flow totaled $11,421,000 for the first nine months of 1999, compared to $13,547,000 for the first nine months of 1998. Revenues, cash flows and net income were aided during the first quarter of 1998 by the receipt of $3,850,000 in proceeds from a non-recurring early termination of a gas supply contract, which increased net income by approximately $2,500,000 and earnings per diluted share by $.42.

         The Company's average oil prices were $15.41 and $13.35 per barrel for the nine months ended September 30, 1999 and 1998, respectively, an increase of 15%. The average natural gas prices were $1.95 and $1.98 for the same periods, a decrease of 2%. The Company's net natural gas production was 5,299,000 Mcf and 4,819,000 Mcf for the first nine months of 1999 and 1998. Its net oil production was 235,000 barrels compared to 208,000 barrels for the same nine month periods. Prima's net daily production for the first nine months of 1999 increased 11% to 24,568 Mcfe per day compared to 22,216 Mcfe per day in the comparable period of 1998. After giving effect to the sale of the Bonny wells, average daily production increased 15% for the nine month period. Oilfield services revenues were $3,377,000 for the nine months ended September 30, 1999 compared to $3,027,000 for the comparable nine month period of 1998, an increase of $350,000 or 12%.

         Prima closed on the sale of all of its interests in the Bonny Field acreage, wells, and gathering system for approximately $26 million on January 21, 1999. Prima placed the proceeds from this sale in a like-kind exchange escrow account with a qualified intermediary. Prima did not close on any of the identified qualifying properties pursuant to the like-kind exchange provisions of Section 1031 of the Internal Revenue Code. The funds were disbursed from the escrow account in July 1999 and will be subject to federal and state income taxes of approximately $5.7 million after utilization of minimum tax credit carryforwards.

ACTIVITY UPDATE

DENVER BASIN

         Prima, through its wholly owned subsidiary, Prima Oil & Gas Company, continues to exploit and develop its core property base in the Wattenberg Field Area of the Denver Basin, where the Company operates 350 wells. Prima's activities in the Wattenberg Field Area during 1998 and the first nine months of 1999 have concentrated on refrac stimulations in existing wells. Since June 30, 1999, the Company has refraced 20 wells and anticipates doing another 15 by year end. The Company estimates the average cost to develop these incremental reserves has approximated $5.00 per BOE. Many of the refracs have targeted wells that are eligible for Section 29 tax credits of approximately $.65 per Mcf attributable to production through the year 2002. The refracs completed to date have resulted in initial average production increases of 180 Mcf of natural gas and 10 barrels of crude oil per day per well.

         In October, the Company commenced a drilling program in the Wattenberg Area. To date, four wells have been drilled and cased. Three of the wells are producing at average daily rates of approximately 380 Mcf and 26 barrels each. The fourth well is waiting on completion. The Company currently anticipates drilling an additional 15-20 wells in this program. These 7,500-foot wells are expected to cost approximately $225,000 each, with targeted reserves of approximately 45,000 BOE per well. It is expected that these wells will be drilled and completed predominantly in the fourth quarter, enabling Prima to produce the initial flush production into the winter markets.

         The Company drilled two additional wells on its leasehold at Denver International Airport in August. Both the West Ambush 23-13 and the West Ambush 13-33 have been completed and turned on to production. The wells are still cleaning up. Prima owns a 100% working interest in each of these wells.

         During the first nine months of 1999, Prima's Denver Basin production was 3.4 Bcf of natural gas and 210,000 barrels of oil compared to 2.8 Bcf of natural gas and 188,000 barrels of oil in the 1998 period, representing increases of 22% and 12% respectively. The Denver Basin represents approximately 64% of the Company's 1999 natural gas production and 89% of its oil production.

WIND RIVER BASIN

         Prima continues to participate in the development of the Cave Gulch Field in the Wind River Basin of Wyoming. The Cave Gulch 1-29 LAK, which blew out late last year, has been successfully re-entered and placed back on production. The well began producing to a sales line in October at rates of approximately 11 MMcf of natural gas per day. Prima owns a 4.57% working interest and 3.69% net revenue interest in this well. During the nine months ended September 30, 1999, the Company has participated in the drilling of six (.37 net) non-operated wells, of which three are producing, two are waiting on completion and one is waiting on pipeline hook-up. The Company has also participated in three (.18 net) recompletions which have successfully been placed back on production.

         Plans call for the Cave Gulch area to continue to be active through the end of the year. Prima's production from the Cave Gulch Field was approximately 985,000 Mcf and 4,000 barrels for the first nine months of 1999, representing approximately 19% of the Company's 1999 natural gas production and 2% of its oil production.

POWDER RIVER BASIN

Conventional

         The Company continues to develop the Cedar Draw Field located 21 miles northwest of Gillette, in the Powder River Basin of northeastern Wyoming. In October, Prima participated in the drilling of two non-operated wells in this area. The Company has a 20% working interest in the Cedar Draw Federal 4-14, which targeted the Muddy sandstone reservoir at 9,500 feet. It also has a 25% working interest in the Mooney #11-7, which was also drilled to the Muddy Formation. Both wells have been drilled and cased and are waiting on completion. Prima drilled the Barber Trail Federal 34-24 well in July 1999, located 8 miles southwest of the Cedar Draw Field. Pipe was run on this well to a depth of 10,835 feet. The Company plans to complete the Muddy sandstone reservoir in this well in the near future. Prima owns a 100% working interest in this Company operated well.

         Prima's production from the Powder River Basin totaled 911,000 Mcf of natural gas and 21,000 barrels of oil during the first nine months of 1999, which represented 73% and 40% increases, respectively, over the prior year's nine-month period. The Basin represents approximately 17% of the Company's 1999 natural gas production and 9% of its oil production.

Coalbed Methane

         During 1999, Prima has continued to expand its acreage holdings in the burgeoning shallow coalbed methane ("CBM") play in the Powder River Basin. The Company currently has 136,000 net prospective acres under lease, including 36,000 net acres acquired in 1999. The Wyoming Oil and Gas Commission recently stated that over 3,000 wells have been drilled, with approximately sixty rigs currently operating in what has become the most active play in the United States.

         The Bureau of Land Management ("BLM") is expected to issue the Record of Decision any time on the Wyodak Environmental Impact Study ("EIS"). The EIS was undertaken to review and analyze the environmental impacts of approximately 5,900 wells on approximately 2 million acres of the Powder River Basin's east flank. A moratorium was placed on issuance of drilling permits on federal acreage pending completion of the EIS. The Wyoming Oil and Gas Commission has continued to issue drilling permits on state and fee acreage, having issued over 800 permits in the month of October 1999 alone.

         During the week of August 9th, and again during the week of September 7th, the BLM allowed operators to submit Applications for Permits to Drill
(APDs) on federal acreage in anticipation of finalizing the EIS. Prima submitted APDs in accordance with procedures established by the BLM. The BLM prioritized all of the APDs submitted on a lottery basis, thereby determining the order in which the APDs would be processed by BLM's staff. By the end of September, Prima had submitted in excess of 500 APDs, including 100 APDs on fee and state acreage which are not subject to the EIS and BLM lottery procedures.

         In early November 1999, the BLM stated it has received more APDs on federal acreage than it will be able to process and issue, and will no longer accept APDs covering all oil and gas wells in the Buffalo field office effective November 9, 1999. Currently filed APDs, when combined with state and fee wells, exceed the 5,890 wells analyzed and provided for in the Wyodak EIS and the Buffalo Resource Management Plan ("RMP"). Only a portion of the existing coalbed methane applications on federal acreage will be approved based on the results of the coalbed methane lottery system and confirmed drainage cases. BLM has stated that it is currently evaluating various methods, including updating of the Buffalo RMP, to continue future oil and gas development on federal acreage. The process is expected to be determined in the near future.

         To date, the Company has drilled fifteen CBM test wells These wells were drilled to enable the Company to begin to test and evaluate its acreage. The Company is generally very encouraged with the results it has seen, which has not included pumping or producing any of the wells.

         The Company's current plans, which have contingency provisions, provide for the drilling of approximately 50 CBM wells in 1999 and early 2000, with the majority planned for the fourth quarter. This program is expected to consist of a combination of a few initial test wells and several test pilot wells. The Company's preliminary budget for 2000, which is subject to change based upon results from ongoing testing and evaluation and the permitting process, provides for 150 CBM wells, with initial production in the third quarter and then ramping up throughout the remainder of the year. The majority of these wells are expected to be drilled on fee and state acreage on which drilling permits are being issued without delay. Within the Wyodak EIS area, the Company holds 107,000 acres, of which 77% is federal and 23% is fee or state.

         Natural gas gathering and pipeline infrastructure within the Powder River Basin of Wyoming has progressed significantly. Ft. Union Gas Gathering LLC and Thunder Creek Gas Services have both completed their gathering header systems and are flowing gas to the Glenrock area. Combined, these systems can move 900,000 Mcf per day. CMS continues construction of its gathering header system into the northern and western portions of the play. This gathering header is near completion and is designed to flow up to 250,000 Mcf per day. The Medicine Bow lateral from Glenrock to the significant gas trading hub of Rockport, near Cheyenne, Wyoming, is anticipated to begin service December 1, 1999. This 24-inch pipeline can initially move 260,000 Mcf per day and filings have already been made to expand to 400,000 Mcf per day.

ANALYST'S CONFERENCE CALL

         Finally, Prima noted that it will hold an analyst's conference call on Thursday, November 18, 1999, at 10:30 a.m. MST. Interested parties may access the conference call at 1-800-289-0730 (Confirmation #: 833562). Replays will be available by 1:00 p.m. MST by calling 1-888-203-1112 and using the same confirmation number (833562). Replays will be available until midnight on November 25, 1999.

This press release may contain projections or forward-looking statements and is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.



NASDAQ SYMBOL: PENG

Contacts:    Richard H. Lewis, President
             Michael J. McGuire, Executive Vice President, Exploration
             Michael R. Kennedy, Executive Vice President, Corporate Development
             Sandra J. Irlando, Vice President, Accounting

Telephone Number: (303) 297-2100
Website:  www.primaenergy.com

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                       Three Months Ended           Nine Months Ended
                                          September 30,                September 30,
                                    -------------------------   -------------------------
                                       1999          1998          1999           1998
                                    -----------   -----------   -----------   -----------
REVENUES
     Oil and gas sales ..........   $ 5,510,000   $ 4,034,000   $13,933,000   $12,310,000
     Oilfield services ..........     1,271,000       910,000     3,377,000     3,027,000
     Trading revenues ...........       929,000       655,000     2,010,000     3,235,000
     Management and operator fees        99,000       269,000       488,000       783,000
     Interest and dividend income       358,000       104,000       964,000       375,000
     Other ......................         8,000         5,000        38,000     3,862,000
                                    -----------   -----------   -----------   -----------
          Total Revenues ........     8,175,000     5,977,000    20,810,000    23,592,000
                                    -----------   -----------   -----------   -----------

EXPENSES
     Depreciation, depletion,
       and amortization .........     1,347,000     1,646,000     4,003,000     4,785,000
     Lease operating expense ....       544,000       503,000     1,576,000     1,524,000
     Production taxes ...........       468,000       289,000     1,188,000       953,000
     Cost of oilfield services ..       795,000       632,000     2,328,000     2,089,000
     Cost of trading ............     1,253,000       733,000     2,354,000     3,177,000
     General and administrative .       579,000       571,000     1,771,000     1,548,000
                                    -----------   -----------   -----------   -----------
          Total Expenses ........     4,986,000     4,374,000    13,220,000    14,076,000
                                    -----------   -----------   -----------   -----------

INCOME BEFORE INCOME TAXES ......     3,189,000     1,603,000     7,590,000     9,516,000
PROVISION FOR INCOME TAXES ......       800,000       353,000     1,910,000     2,658,000
                                    -----------   -----------   -----------   -----------

NET INCOME ......................   $ 2,389,000   $ 1,250,000   $ 5,680,000   $ 6,858,000
                                    ===========   ===========   ===========   ===========

BASIC NET INCOME PER SHARE ......   $      0.42   $      0.22   $      0.99   $      1.19
                                    ===========   ===========   ===========   ===========
DILUTED NET INCOME PER SHARE ....   $      0.41   $      0.21   $      0.98   $      1.16
                                    ===========   ===========   ===========   ===========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING ............     5,706,636     5,772,556     5,708,774     5,771,796
                                    ===========   ===========   ===========   ===========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
  ASSUMING DILUTION .............     5,868,740     5,903,492     5,818,933     5,909,711
                                    ===========   ===========   ===========   ===========

PRODUCTION:
     Natural gas (Mcfs) .........     1,755,000     1,662,000     5,299,000     4,819,000
                                    ===========   ===========   ===========   ===========
     Oil (Barrels) ..............        75,000        69,000       235,000       208,000
                                    ===========   ===========   ===========   ===========


AVERAGE PRICES:
     Natural gas (per Mcf) ......   $      2.29   $      1.91   $      1.95   $      1.98
                                    ===========   ===========   ===========   ===========
     Oil (per Barrel) ...........   $     19.88   $     12.47   $     15.41   $     13.35
                                    ===========   ===========   ===========   ===========

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  September 30,  December 31,
                                                       1999         1998
                                                   -----------   -----------
                                                   (Unaudited)
ASSETS
     Current assets ............................   $33,346,000   $10,673,000
     Oil and gas properties - net ..............    33,547,000    52,946,000
     Property and equipment - net ..............     4,165,000     2,661,000
     Other assets ..............................       257,000       586,000
                                                   -----------   -----------

           Total ...............................   $71,315,000   $66,866,000
                                                   ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .......................   $ 9,298,000   $ 5,206,000
     Note payable ..............................             0       120,000
     Non-current ad valorem and production taxes     1,033,000     1,088,000
     Deferred income taxes .....................     4,857,000     9,144,000
     Stockholders' equity ......................    56,127,000    51,308,000
                                                   -----------   -----------

           Total ...............................   $71,315,000   $66,866,000
                                                   ===========   ===========


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                      Nine Months Ended
                                                                        September 30,
                                                                ----------------------------
                                                                    1999            1998
                                                                ------------    ------------
OPERATING ACTIVITIES
     Net income .............................................   $  5,680,000    $  6,858,000
     Depreciation, depletion and amortization ...............      4,003,000       4,785,000
     Deferred income taxes ..................................      1,738,000       1,904,000
     Current taxes from sale of oil and gas properties ......     (5,704,000)              0
     Other ..................................................        (12,000)        (81,000)
     Net changes in current assets and liabilities ..........      4,051,000        (892,000)
                                                                ------------    ------------
          Net cash provided by operating activities .........      9,756,000      12,574,000
                                                                ------------    ------------

INVESTING ACTIVITIES
     Proceeds from sales of property ........................     27,604,000         146,000
     Additions to oil and gas properties ....................    (11,035,000)    (11,599,000)
     Other, net .............................................     (2,136,000)     (1,435,000)
                                                                ------------    ------------
          Net cash provided by (used by) investing activities     14,433,000     (12,888,000)
                                                                ------------    ------------

NET FINANCING ACTIVITIES ....................................     (1,088,000)        (97,000)
                                                                ------------    ------------
INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS ....................................     23,101,000        (411,000)
CASH AND CASH EQUIVALENTS, beginning of period ..............      2,522,000       5,644,000
                                                                ------------    ------------

CASH AND CASH EQUIVALENTS, end of period ....................   $ 25,623,000    $  5,233,000
                                                                ============    ============